Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

magicJack VocalTec Ltd. and Subsidiaries

Netanya, Israel

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-218457 and 333-202876) of B. Riley Financial, Inc. of our reports dated March 16, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of magicJack VocalTec Ltd. and Subsidiaries which appear in the Annual Report on Form 10-K for the year ended December 31, 2016 of magicJack VocalTec Ltd., which is incorporated by reference in this Form 8-K.

/s/ BDO USA, LLP

West Palm Beach, FL

November 21, 2017